 Exhibit 23.1

Consent of independent registered public accounting firm

We hereby consent to the use in this Registration Statement on Form F-1 of Babylon Ltd., of our report dated September 7, 2012 relating to the consolidated financial statements of Babylon Ltd. which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Tel-Aviv, Israel	/s/Kesselman & Kesselman
November 5, 2012	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel,

P.O Box 50oo5 Tel-Aviv 61500 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity